UnitedHealth Group Re-Establishes Full Year Outlook
and Reports Second Quarter 2025 Results
•Full Year 2025 Revenue Outlook of $445.5 Billion to $448.0 Billion
•Full Year 2025 Earnings Outlook of at least $14.65 Per Share, Adjusted Earnings of at least $16.00 Per Share
•Second Quarter Earnings were $3.74 Per Share, Adjusted Earnings were $4.08 Per Share
(July 29, 2025) UnitedHealth Group (NYSE: UNH) reported second quarter 2025 results and updated its 2025 outlook.
“UnitedHealth Group has embarked on a rigorous path back to being a high-performing company fully serving the health needs of individuals and society broadly,” said Stephen Hemsley, chief executive officer of UnitedHealth Group. “As we strengthen operating disciplines, positioning us for growth in 2026 and beyond, the people at UnitedHealth Group will continue to support the millions of patients, physicians and customers who rely on us, guided by a culture of service and longstanding values.”
On May 13, 2025, UnitedHealth Group suspended its 2025 outlook. Today, UnitedHealth Group is updating its 2025 outlook, including revenues of $445.5 billion to $448.0 billion, net earnings of at least $14.65 per share and adjusted earnings of at least $16.00 per share. The new outlook reflects first half 2025 performance and expectations for the remainder of the year, including higher realized and anticipated care trends. The company expects to return to earnings growth in 2026.
Outlook components include:

UnitedHealth Group 2025 Outlook ($ in millions, except per share data)	Revenue	Operating Earnings
Optum	$266,000 - $267,500	$12,550 - $12,850
UnitedHealthcare	$344,000 - $345,500	$9,000 - $9,300
Eliminations	($164,500) - ($165,000)	—
Total UnitedHealth Group	$445,500 - $448,000	$21,550 - $22,150

	Diluted	Adjusted (a)
Net Earnings per Share	At least $14.65	At least $16.00
(a)See page 15 of this release for a reconciliation of the non-GAAP measure.
Additional 2025 outlook tables can be found on pages 3, 5 and 9 of this release.
The company will provide additional details regarding current and planned actions on a teleconference for analysts and investors today at 8 a.m. ET.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31
	2025	2024	2025

Revenues	$111.6 billion	$98.9 billion	$109.6 billion
Earnings from Operations	$5.2 billion	$7.9 billion	$9.1 billion
Net Margin	3.1%	4.3%	5.7%

•UnitedHealth Group’s second quarter 2025 revenues grew $12.8 billion year-over-year to $111.6 billion, driven by growth within UnitedHealthcare and Optum.
•Second quarter earnings from operations were $5.2 billion and adjusted net earnings were $4.08 per share. The second quarter results include $1.2 billion of unfavorable discrete impacts reflecting $620 million related to the individual exchange business, which includes the acceleration of future losses related to the second half of 2025, and several settlement and other provisions.
•The second quarter consolidated medical care ratio of 89.4% increased 430 basis points year-over-year. The increase was primarily due to medical cost trends which significantly exceeded pricing trends, including both unit costs and the intensity of services delivered, and the ongoing effects of Medicare funding reductions. Medical reserve development was $70 million unfavorable in the second quarter 2025, with nearly all related to 2025 dates of service. The full year 2025 medical cost ratio is now expected to be 89.25% +/- 25 basis points.
•Days claims payable of 44.5 compared to 45.5 in the first quarter 2025 and 45.2 in second quarter 2024. The decline was driven by the Medicare Part D program changes. Days sales outstanding declined 1.6 days year-over-year and 2.4 days sequentially on customer payment timing.
•The second quarter 2025 operating cost ratio of 12.3% compared to 13.3% in the year ago quarter reflecting business mix, inclusive of the Part D program changes, reduced impacts from last year’s Change Healthcare cyberattack and cost management activities. The full year 2025 operating cost ratio is now expected to be 12.75% +/- 25 basis points.
•The lower tax expense in the second quarter 2025 reflects the year-to-date impact of the updated full year effective tax rate expectation. The full year 2025 tax rate is now expected to be ~18.5%, affected by the revised earnings outlook while the expected tax benefit levels remain steady.
•In June, the company increased its quarterly dividend rate by 5% to $2.21 and returned $4.5 billion to shareholders through dividends and share repurchases in the second quarter. UnitedHealth Group’s annualized return on equity through the first six months of 2025 was 20.6%, and the June 30, 2025 ratio of debt to total capital was 44.1%.
•Cash flows from operations were $7.2 billion in second quarter 2025, or 2.0 times net income.

UnitedHealthcare provides health care benefits globally, serving individuals and employers, and Medicare and Medicaid beneficiaries. UnitedHealthcare is dedicated to improving the value customers and consumers receive by improving health and wellness, enhancing the quality of care received, simplifying the health care experience and reducing the total cost of care.

UnitedHealthcare 2025 Outlook
($ in millions; membership in thousands)
Revenues:
Employer & Individual		$79,600 - $80,100
Medicare & Retirement		$170,200 - $170,700
Community & State		$94,200 - $94,700
Total UnitedHealthcare Revenue		$344,000 - $345,500
Operating Earnings		$9,000 - $9,300
Operating Margin		2.6% - 2.7%

UnitedHealthcare People Served	Growth in People Served	Total People Served
Commercial Risk	(385)	8,460
Commercial Fee	720	21,605
Total Commercial	335	30,065
Medicare Advantage	650	8,495
Standardized Medicare Supplement	(50)	4,285
Medicaid	200	7,635
Total Medical	1,135	50,480

Stand-Alone Part D Prescription Drug Plans	(300)	2,750

•Full year 2025 revenues for UnitedHealthcare are expected to range from $344.0 billion to $345.5 billion, growth of more than 15% over 2024. Earnings from operations are expected to be in the range of $9.0 billion to $9.3 billion.
•“While we face challenges across our lines of business, we believe we can resolve these issues and recapture our earnings growth potential while ensuring people have access to high-quality, affordable health care,” said Tim Noel, UnitedHealthcare chief executive officer.
•The number of people served with medical benefits is expected to increase by up to 1.135 million over 2024, led by serving seniors and people with complex needs. The number of people served with commercial benefits is expected to increase by up to 335,000, with growth of 720,000 within self-funded employer-sponsored offerings. The number of people served with commercial insured offerings is expected to decline by 385,000, comprised of 180,000 contraction in individual insured offerings, of which 140,000 are on exchange products, and a decline of 205,000 in employer-sponsored group products.

UnitedHealthcare Business Results - Continued

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2025	2024	2025

Revenues	$86.1 billion	$73.9 billion	$84.6 billion
Earnings from Operations	$2.1 billion	$4.0 billion	$5.2 billion
Operating Margin	2.4%	5.4%	6.2%

•UnitedHealthcare’s second quarter 2025 revenue of $86.1 billion grew $12.2 billion or 17% year-over-year. UnitedHealthcare served 50 million people in the second quarter 2025, an increase of 770,000 year-to-date.
–UnitedHealthcare Employer & Individual second quarter 2025 revenues of $19.8 billion compared to $19.2 billion in second quarter 2024, with growth driven by commercial offerings. The number of people served increased by 400,000 year-over-year, with growth in employer self-funded offerings of 695,000 partially offset by attrition in both individual and group fully-insured products.
–UnitedHealthcare Medicare & Retirement second quarter 2025 revenues of $42.6 billion grew $7.7 billion or 22% year-over-year due to Part D IRA impacts and growth in the number of people served. People served with individual and group Medicare Advantage offerings grew 505,000 through the first half of 2025, while Medicare Supplement contracted by 30,000 through the first half of 2025 and Standalone Part D plans decreased by 250,000 through the first half of 2025.
–UnitedHealthcare Community & State second quarter 2025 revenues of $23.7 billion grew 20% year-over-year, driven by growth in serving people with complex needs and Medicaid rate improvements. Members served grew by 55,000 through the first half of 2025 to a total of 7.5 million people. The company now serves a total of 32 states and D.C.
•Second quarter 2025 earnings from operations for UnitedHealthcare were $2.1 billion compared to $4.0 billion in second quarter 2024. Second quarter 2025 operating margin of 2.4% compared to 5.4% in second quarter 2024. This was primarily due to higher-than-expected medical cost trend across the UnitedHealthcare businesses and the effects of the Medicare funding reductions.
•The higher medical trends are being driven by both an increase in units consumed and rapidly rising costs per patient encounter, which includes both the unit cost and the number, type and intensity of services being delivered having increased well beyond the pricing and benefit design considerations established last year. For example, medical cost trend in Medicare Advantage offerings is expected to run at ~7.5% in 2025 compared to the 2025 pricing expectation of just over 5%. The pricing and benefit designs for 2026 anticipate these trends to continue to accelerate meaningfully to nearly 10%. UnitedHealthcare is committed to providing high-quality, affordable health offerings for the people it serves and is working to deliver effective solutions in the current, unprecedented medical cost trend environment.

The Optum health services businesses serve the global health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using market-leading information, analytics and technology to yield clinical insights, Optum helps improve overall health system performance by optimizing care quality, reducing care costs and improving the consumer experience.

Optum 2025 Outlook ($ in millions)	Revenues	Operating Earnings	Operating Margin
Optum Health	$101,100 - $101,600	$3,000 - $3,100	3.0% - 3.1%
Optum Insight	$19,000 - $19,500	$3,550 - $3,650	18.2% - 19.2%
Optum Rx	$151,000 - $151,500	$6,000 - $6,100	4.0%
Eliminations	($5,100)
Total Optum	$266,000 - $267,500	$12,550 - $12,850	4.7% - 4.8%

Optum Performance Metrics
Optum Health Fully Accountable Value-Based Care Patients			5 million
Optum Insight Revenue Backlog			$32.0 billion
Optum Rx Adjusted Scripts			1.67 billion

•“We know Optum’s performance has not met expectations. We are refocused on fundamental execution to ensure we meet our potential to help make the health system work better for everyone,” said Dr. Patrick Conway, Optum chief executive officer.
Optum Health
•Full year 2025 revenues for Optum Health are expected to be $101.1 billion to $101.6 billion, a decline of 4% over 2024. Earnings from operations are expected to be $3.0 billion to $3.1 billion. The full year operating earnings margin is estimated at 3.0% to 3.1%.
•The number of patients served under fully accountable value-based care models is now expected to increase by ~300,000 to 5 million. The company has intentionally reduced its planned 2025 expansion in new patients served from the initial 650,000 view to 300,000 to better focus on the geographies, practices and clinicians with the most developed capabilities and to strengthen operational execution across the platform.
Optum Insight
•Full year 2025 Optum Insight revenues are expected to range from $19.0 billion to $19.5 billion compared to $18.8 billion in 2024. Earnings from operations are expected to be $3.55 billion to $3.65 billion. The full year operating earnings margin is estimated at 18.2% to 19.2% and the contract revenue backlog is expected to be $32.0 billion.
Optum Rx
•Full year 2025 Optum Rx revenues are expected to be $151.0 billion to $151.5 billion compared to $133.2 billion a year ago, with the increase driven by continued strong growth in customers and people served across the company’s integrated pharmacy services offerings. Earnings from operations are expected to be $6.0 billion to $6.1 billion. The full year operating margin is estimated at 4.0% and adjusted scripts are expected to be 1.67 billion.

Optum Business Results – Continued

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2025	2024	2025

Revenues	$67.2 billion	$62.9 billion	$63.9 billion
Earnings from Operations	$3.1 billion	$3.9 billion	$3.9 billion
Operating Margin	4.6%	6.2%	6.1%

Optum Health
•Optum Health’s second quarter 2025 revenue of $25.2 billion decreased $1.8 billion or 7% year-over-year, driven by the legacy customer contract revisions cited in first quarter 2025 and effects related to the Medicare Advantage funding cuts.
•Second quarter earnings from operations were $636 million compared to $1.9 billion in the year ago quarter and operating margins were 2.5% and 7.1%, respectively. The decline was due to higher medical care activity, the flow through effects from underpriced health plan offerings where the company assumes full risk, including the impacts of the Medicare funding reductions and under-estimation of the V-28 risk model transition, and the mix of newly served patients.
Optum Insight
•Optum Insight’s second quarter 2025 revenue of $4.8 billion increased 6% year-over-year driven by a diverse portfolio of technology and data driven offerings.
•Second quarter earnings from operations were $998 million compared to $546 million a year ago and operating margins were 20.7% and 12.0%, respectively, due to reduced impacts from the Change Healthcare cyberattack, a favorable mix of the types of services and products being purchased by customers and improved operating efficiencies. The contract revenue backlog was $32.1 billion.
Optum Rx
•Optum Rx’s second quarter 2025 revenue of $38.5 billion increased 19% year-over-year driven by growth in new clients and expansion in existing client relationships.
•Earnings from operations for second quarter 2025 were $1.4 billion compared to $1.4 billion a year ago and operating margins were 3.7% and 4.3%, respectively. The operating margin decline year-over-year was primarily due to higher revenue in the second quarter 2025 offset by increased fulfillment of high-cost drugs and the impact of the initial launch of the private label business. Adjusted scripts grew to 414 million compared to 399 million last year.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.
Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the company’s results, strategy and future outlook on a conference call with investors at 8:00 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Relations page of the company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be on the Investor Relations page through August 12, 2025. This earnings release and the Form 8-K dated July 29, 2025, can also be accessed from the Investor Relations page of the company’s website.
Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.
Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities laws. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; cyberattacks, other privacy/data security incidents, or our failure to comply with related regulations; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; the DOJ’s legal actions concerning our participation in the Medicare program; our ability to maintain and achieve improvement in quality scores impacting revenue; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; risks and uncertainties associated with our businesses providing pharmacy care services; competitive pressures, including our ability to maintain or increase our market share; changes in or challenges to our public sector contract awards; failure to achieve targeted operating cost productivity improvements; failure to develop and maintain satisfactory relationships with health care payers, physicians, hospitals and other service providers; the impact of potential changes in tax laws and regulations; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; failure to complete, manage or integrate strategic transactions; risk and uncertainties associated with the sale of our remaining operations in South America; risks associated with public health crises arising from large-scale medical emergencies, pandemics, natural disasters and other extreme events; failure to attract, develop, retain, and manage the succession of key employees and executives; our investment portfolio performance; impairment of our goodwill and intangible assets; failure to protect proprietary rights to our databases, software and related products; downgrades in our credit ratings; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, reinvest in our business, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock.
This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations, more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.

Investors:	Media:
investor_relations@uhg.com	uhgmedia@uhg.com

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended June 30, 2025

•Supplemental Financial Information - 2025 Outlook
•Condensed Consolidated Statements of Operations
•Condensed Consolidated Balance Sheets
•Condensed Consolidated Statements of Cash Flows
•Supplemental Financial Information - Businesses
•Supplemental Financial Information - People Served and Performance Metrics
•Reconciliation of Non-GAAP Financial Measure

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - 2025 OUTLOOK
($ and weighted-average shares in millions; except per share data)

Projected Year Ended December 31, 2025
Revenues:
Optum	$266,000 - $267,500
UnitedHealthcare	344,000 - 345,500
Eliminations	(164,500) - (165,000)
Total consolidated revenue	$445,500 - $448,000
Earnings from operations:
Optum	$12,550 - $12,850
UnitedHealthcare	9,000 - 9,300
Total consolidated operating earnings	$21,550 - $22,150

Investment and other income	~$4,400
Interest expense	~$4,200
Depreciation and amortization	~$4,300
Net earnings attributable to UnitedHealth Group common shareholders	At least $13,350
Diluted weighted-average shares outstanding	912 - 914
Diluted earnings per share attributable to UnitedHealth Group common shareholders	At least $14.65
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	At least $16.00
Medical care ratio	89.25% +/- 25 bps
Operating cost ratio	12.75% +/- 25 bps
Operating margin	4.8% - 5.0%
Tax rate	~18.5%
Cash flows from operations	~$16,000

(a)    See page 15 for a reconciliation of the non-GAAP measure.

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Premiums	$87,905	$76,897	$174,439	$154,885
Products	13,564	12,211	26,600	24,120
Services	9,039	8,750	18,011	17,638
Investment and other income	1,108	997	2,141	2,008
Total revenues	111,616	98,855	221,191	198,651
Operating costs
Medical costs	78,585	65,458	151,996	131,193
Operating costs	13,778	13,162	27,372	27,239
Cost of products sold	13,019	11,340	25,409	22,396
Depreciation and amortization	1,084	1,020	2,145	2,017
Total operating costs	106,466	90,980	206,922	182,845
Earnings from operations	5,150	7,875	14,269	15,806
Interest expense	(1,027)	(985)	(2,025)	(1,829)
Loss on sale of subsidiary and subsidiaries held for sale	(41)	(1,225)	(56)	(8,311)
Earnings before income taxes	4,082	5,665	12,188	5,666
Provision for income taxes	(510)	(1,244)	(2,142)	(2,466)
Net earnings	3,572	4,421	10,046	3,200
Earnings attributable to noncontrolling interests	(166)	(205)	(348)	(393)
Net earnings attributable to UnitedHealth Group common shareholders	$3,406	$4,216	$9,698	$2,807
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$3.74	$4.54	$10.61	$3.02
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$4.08	$6.80	$11.29	$13.71
Diluted weighted-average common shares outstanding	910	928	914	929
(a)See page 15 for a reconciliation of the non-GAAP measure.

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	June 30, 2025	December 31, 2024
Assets
Cash and short-term investments	$32,020	$29,113
Accounts receivable, net	24,142	22,365
Other current assets	37,537	34,301
Total current assets	93,699	85,779
Long-term investments	52,466	52,354
Other long-term assets	162,408	160,145
Total assets	$308,573	$298,278
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$38,427	$34,224
Short-term borrowings and current maturities of long-term debt	5,698	4,545
Other current liabilities	66,656	65,000
Total current liabilities	110,781	103,769
Long-term debt, less current maturities	73,495	72,359
Other long-term liabilities	19,513	19,559
Redeemable noncontrolling interests	4,315	4,323
Equity	100,469	98,268
Total liabilities, redeemable noncontrolling interests and equity	$308,573	$298,278

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net earnings	$10,046	$3,200
Noncash items:
Depreciation and amortization	2,145	2,017
Deferred income taxes and other	40	101
Share-based compensation	572	594
Loss on sale of subsidiary and subsidiaries held for sale	56	8,311
Net changes in operating assets and liabilities	(215)	(6,333)
Cash flows from operating activities	12,644	7,890
Investing Activities
Sales and maturities of investments, net of purchases (purchases of investments, net of sales and maturities)	1,327	(221)
Purchases of property, equipment and capitalized software	(1,784)	(1,596)
Cash paid for acquisitions and other transactions, net	(734)	(3,031)
Loans to care providers - cyberattack	—	(8,100)
Repayments of care provider loans - cyberattack	1,293	604
Other, net	(1,618)	(1,413)
Cash flows used for investing activities	(1,516)	(13,757)
Financing Activities
Common share repurchases	(5,545)	(3,072)
Dividends paid	(3,912)	(3,664)
Net change in short-term borrowings and long-term debt	1,566	12,790
Other, net	43	981
Cash flows (used for) from financing activities	(7,848)	7,035
Effect of exchange rate changes on cash and cash equivalents	29	(44)
Increase in cash and cash equivalents, including cash within businesses held for sale	3,309	1,124
Less: net increase in cash within businesses held for sale	(25)	(265)
Net increase in cash and cash equivalents	3,284	859
Cash and cash equivalents, beginning of period	25,312	25,427
Cash and cash equivalents, end of period	$28,596	$26,286

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESSES
(in millions, except percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
UnitedHealthcare	$86,103	$73,866	$170,720	$149,223
Optum	67,225	62,879	131,110	123,931
Eliminations	(41,712)	(37,890)	(80,639)	(74,503)
Total consolidated revenues	$111,616	$98,855	$221,191	$198,651
Earnings from Operations
UnitedHealthcare	$2,075	$4,004	$7,301	$8,399
Optum (a)	3,075	3,871	6,968	7,407
Total consolidated earnings from operations	$5,150	$7,875	$14,269	$15,806
Operating Margin
UnitedHealthcare	2.4%	5.4%	4.3%	5.6%
Optum	4.6%	6.2%	5.3%	6.0%
Consolidated operating margin	4.6%	8.0%	6.5%	8.0%

Revenues
UnitedHealthcare Employer & Individual - Domestic	$18,950	$18,646	$38,016	$36,485
UnitedHealthcare Employer & Individual - Global	819	591	1,601	2,123
UnitedHealthcare Employer & Individual - Total	19,769	19,237	39,617	38,608
UnitedHealthcare Medicare & Retirement	42,623	34,904	84,328	70,390
UnitedHealthcare Community & State	23,711	19,725	46,775	40,225

Optum Health	$25,205	$27,050	$50,514	$53,781
Optum Insight	4,828	4,543	9,458	9,045
Optum Rx	38,459	32,415	73,591	63,250
Optum eliminations	(1,267)	(1,129)	(2,453)	(2,145)
(a)Earnings from operations for Optum for the three and six months ended June 30, 2025 included $636 and $2,250 for Optum Health; $998 and $1,959 for Optum Insight; and $1,441 and $2,759 for Optum Rx, respectively. Earnings from operations for Optum for the three and six months ended June 30, 2024 included $1,919 and $3,818 for Optum Health; $546 and $1,036 for Optum Insight; and $1,406 and $2,553 for Optum Rx, respectively.

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - PEOPLE SERVED AND PERFORMANCE METRICS
(unaudited)
UnitedHealthcare Customer Profile
(in thousands)

People Served	June 30, 2025	March 31, 2025	December 31, 2024	June 30, 2024
Commercial:
Risk-based	8,440	8,410	8,845	8,735
Fee-based	21,530	21,590	20,885	20,835
Total Commercial	29,970	30,000	29,730	29,570
Medicare Advantage	8,350	8,245	7,845	7,770
Medicaid	7,490	7,570	7,435	7,410
Medicare Supplement (Standardized)	4,305	4,310	4,335	4,335
Total Community and Senior	20,145	20,125	19,615	19,515
Total UnitedHealthcare - Medical	50,115	50,125	49,345	49,085

Supplemental Data
Medicare Part D stand-alone	2,800	2,835	3,050	3,065
South American businesses held for sale	1,165	1,160	1,330	1,330
Optum Performance Metrics

	June 30, 2025	March 31, 2025	December 31, 2024	June 30, 2024
Optum Health Consumers Served (in millions)	98	99	100	104
Optum Insight Contract Backlog (in billions)	$32.1	$32.9	$32.8	$32.6
Optum Rx Quarterly Adjusted Scripts (in millions)	414	408	422	399

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Use of Non-GAAP Financial Measure
Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Adjustments to adjusted net earnings per share are as follows:
Intangible Amortization: As amortization fluctuates based on the size and timing of the company’s acquisition activity, management believes this exclusion provides a more useful comparison of the company’s underlying business performance and trends from period to period. While intangible assets contribute to the Company’s revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share.
South American Impacts: The loss on the sale of our Brazilian operations completed on February 6, 2024, the loss on our remaining South American operations being classified as held for sale and certain other non-recurring matters impacting our South American operations are not representative of the Company’s underlying business performance and therefore management believes the exclusion presents a more useful comparison of the Company’s underlying business performance and trends from period to period.
Direct Response Costs - Cyberattack: Management believes the exclusion of costs incurred to investigate and remediate the attack, other direct and incremental costs incurred as a result of the cyberattack and incremental costs for accommodations to support care providers presents a more useful comparison of the Company’s underlying business performance and trends from period to period.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(in millions, except per share data; unaudited)
Adjusted Net Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,		Projected Year Ended December 31,
	2025	2024	2025	2024	2025
Net earnings attributable to UnitedHealth Group common shareholders	$3,406	$4,216	$9,698	$2,807	At least $13,350
Intangible amortization	409	417	826	816	~1,625
Tax effect of intangible amortization	(99)	(103)	(201)	(201)	~(400)
South American impacts	—	1,340	—	8,426	—
Tax effect of South American impacts	—	(157)	—	(157)	—
Direct response costs - cyberattack	—	776	—	1,369	—
Tax effect of direct response costs - cyberattack	—	(182)	—	(323)	—
Adjusted net earnings attributable to UnitedHealth Group common shareholders	$3,716	$6,307	$10,323	$12,737	At least $14,575

Diluted earnings per share	$3.74	$4.54	$10.61	$3.02	At least $14.65
Intangible amortization per share	0.45	0.45	0.90	0.88	~1.75
Tax effect of intangible amortization per share	(0.11)	(0.11)	(0.22)	(0.22)	~(0.40)
South American impacts per share	—	1.45	—	9.07	—
Tax effect of South American impacts per share	—	(0.17)	—	(0.17)	—
Direct response costs - cyberattack per share	—	0.84	—	1.47	—
Tax effects of direct response costs - cyberattack per share	—	(0.20)	—	(0.34)	—
Adjusted diluted earnings per share	$4.08	$6.80	$11.29	$13.71	At least $16.00